PIONEERING SOLUTIONS WITHIN GROWING CIRCULAR ECONOMY FUEL STRONG THIRD QUARTER RESULTS FOR LIQUIDITY SERVICES

Bethesda, MD - August 5, 2021 - Liquidity Services (NASDAQ: LQDT; www.liquidityservices.com), the world’s largest B2B e-commerce marketplace for business and government surplus, today announced the following financial results as of the quarter ended June 30, 2021 as compared to the applicable comparable prior periods:

•Gross Merchandise Volume (GMV) of $244.7 million, up 88%, and Revenue of $69.7 million, up 46%
•GAAP Net Income of $8.4 million, up $8.2 million, and Non-GAAP Adjusted EBITDA of $13.3 million, up $9.7 million
•GAAP Diluted EPS of $0.24, up $0.23, and Non-GAAP Adjusted Diluted EPS of $0.31, up $0.26
•Cash of $112.7 million, up $25.1 million from Q2-FY21, $61.5 million trailing 12 month operating cash flow, and zero debt
•Trailing 12 month GMV up 45%, Net Income of $23.6 million, Non-GAAP Adjusted EBITDA of $40.5 million

"Our pioneering e-commerce marketplace solutions continue to power the $100 Billion+ circular economy and our triple bottom line, which benefits businesses, communities and the environment. We achieve this through our safe and effective resale and redeployment of surplus assets; our reduction of waste; and by creating markets for items that might otherwise have been landfilled. During the quarter we enabled a growing number of large enterprises, small businesses and government entities across the world to realize meaningful financial benefits and advance their sustainability programs. Our Q3-FY21 results reflect continued strong growth across each of our segments fueled by our scalable marketplace platform, software and expert services," said Bill Angrick, Chairman and CEO of Liquidity Services.

“GMV in our GovDeals segment grew 152% over the prior year’s comparable quarter, driven by the increasing adoption of our digital marketplace solutions by government agencies over traditional sales methods for a broader array of assets, including vehicles, heavy equipment and real estate, coupled with the re-opening of the economy. GMV in our Retail Supply Chain Group (RSCG) segment grew 36% over the prior year’s comparable quarter, as large and SMB retail sellers expanded their use of our digital marketplaces and reverse supply chain solutions to capitalize on the secular growth of e-commerce. GMV in our Capital Assets Group (CAG) segment increased 37% over the prior year's comparable quarter, driven by customer adoption of our online platform for the sale of heavy equipment, energy and bio-pharma assets in North America, and strong consignment sales events in Asia-Pacific. Our Machinio segment grew revenue by 38% over the prior year's comparable quarter, as equipment owners and dealers continue to demonstrate strong engagement with our digital marketing and inventory management solutions.

"Our newest marketplace, AllSurplus.com, also continued to thrive as new buyer registrations on the platform grew nearly 150% from a year ago, fueling strong GMV growth and price realization for sellers in key asset categories such as transportation, construction, real estate, consumer goods and biopharma. Our nearly 4 million registered buyers, including small businesses and entrepreneurs, continued to benefit from their access to a global supply of inventory and equipment which, in turn, has allowed them to grow their businesses and contribute to the prosperity of their local communities," concluded Angrick.

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Third Quarter Consolidated Operating and Earnings Results
The Company reported Q3-FY21 GMV of $244.7 million, an 88% increase from $130.1 million in the prior year’s comparable period, a period that was significantly impacted by economic restrictions related to the COVID-19 pandemic. GMV is an operating measure of the total sales value of all merchandise sold by us or our sellers through our marketplaces and other channels during a given period of time. Revenue for Q3-FY21 was $69.7 million, a 46% increase from $47.7 million in the prior year. Gross Profit for Q3-FY21 was $41.1 million, a 63% increase from $25.2 million in the prior year. GAAP Net Income for Q3-FY21 was $8.4 million, which resulted in diluted earnings per share of $0.24 based on a weighted average of 35.4 million diluted shares outstanding, compared to $0.2 million and $0.01, respectively, in the prior year. Non-GAAP Adjusted Net Income was $10.9 million or $0.31 Non-GAAP adjusted diluted earnings per share, an improvement from $1.8 million and $0.05, respectively, in the prior period. Non-GAAP Adjusted EBITDA was $13.3 million, a $9.7 million increase from $3.7 million in the same period last year.

Q3-FY21 comparative year-over-year consolidated financial results reflect increased volumes across all of our segments, as businesses and government agencies continued to embrace our safe and effective e-commerce solutions, coupled with a reduction in economic restrictions related to the COVID-19 pandemic. Our full-service and self-service consignment model increased to 85% of our total GMV, up from 78% in Q2-FY20. In addition to the increases in volumes, this mix shift and improved margins from higher recovery rates on assets sold drove a 63% improvement in gross profit and our gross profit margin as a percentage of revenue increased from 53% in Q3-FY20 to 59% in Q3-FY21. We grew GAAP Net Income by $8.2 million and Non-GAAP Adjusted EBITDA by $9.7 million over the corresponding prior year period as a result of our top line growth paired with our enhanced operating leverage delivered through investments in our scalable marketplace platform and streamlined operational and corporate functions.

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Third Quarter Segment Operating and Earnings Results
We present operating results in four reportable segments: GovDeals, RSCG, CAG and Machinio. Each offers separately branded marketplaces to enable sellers to achieve channel marketing objectives to reach buyers. Across our segments, we offer our sellers various pricing and transaction models and a suite of services, and our revenues vary depending upon the pricing models employed and the level of service selected by sellers. Segment gross profit is calculated as total revenue less cost of goods sold (excludes depreciation and amortization).

Our Q3-FY21 segment results are as follows (unaudited, in millions):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
GovDeals:
GMV	$146.1	$57.9	$364.6	$214.3
Revenue	$14.7	$6.0	$36.4	$21.9
Gross profit	$14.0	$5.6	$34.5	$20.4

RSCG:
GMV	$61.2	$45.0	$171.6	$129.2
Revenue	$44.1	$33.6	$118.1	$101.5
Gross profit	$17.8	$12.0	$48.3	$34.7

CAG:
GMV	$37.4	$27.2	$106.2	$79.5
Revenue	$8.5	$6.4	$25.9	$21.4
Gross profit	$7.1	$5.9	$20.4	$16.6

Machinio:
GMV	$—	$—	$—	$—
Revenue	$2.4	$1.8	$6.8	$5.3
Gross profit	$2.3	$1.7	$6.4	$5.1

Consolidated:
GMV	$244.7	$130.1	$642.4	$423.0
Revenue	$69.7	$47.7	$187.2	$150.1
Gross profit	$41.1	$25.2	$109.7	$76.8

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Additional Third Quarter 2021 Operational Results
•Registered Buyers — At the end of Q3-FY21, registered buyers totaled approximately 3,970,000, representing a 7% increase over the approximately 3,719,000 registered buyers at the end of Q3-FY20.
•Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), increased to approximately 617,000 in Q3-FY21, a 47% increase from the approximately 420,000 auction participants in Q3-FY20.
•Completed Transactions — Completed transactions increased to approximately 185,000 in Q3-FY21, a 38% increase from the approximately 134,000 completed transactions in Q3-FY20.

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Business Outlook
We continue to see a strong pipeline, expanding customer relationships and other indicators of positive performance going forward and believe we are well-positioned to create value by focusing on platform services that deliver optimal liquidity in the reverse supply chain and further enable our growth through asset light, low-touch marketplace solutions. We believe that e-commerce acceptance has permanently advanced the general macro-trends towards greater online transacting as a result of the COVID-19 pandemic. Our online platform and cloud-based solutions should become even more relevant and necessary for the evolving global economy.

Our Q4-FY21 guidance range is above our results for the same period last year, even as we expect to be sequentially slightly below Q3-FY21 from the resumption of seasonal trends. Last year's Q4-FY20 results included processing of seller backlog that accumulated at the onset of the pandemic and more than offset what would typically have been a sequentially, seasonally lower fourth quarter. Our expected year-over-year growth reflects anticipated increases in transaction volumes from the continued, accelerated market adoption of the online economy that is creating strong demand for our services from both new and existing customers seeking to expand their use of our platform. In addition, we expect the positive macroeconomic factors that have favorably increased recovery rates in certain asset categories since Q4-FY20 to continue.

The following forward-looking statements reflect the following trends and assumptions for Q4-FY21:

1.continued spending for the implementation of tools enabling omni-channel behavioral marketing, expanded analytics, and buyer/seller payment optimization;
2.increased spending in business development activities to capture market opportunities;
3.stabilized macroeconomic factors that most directly influence the recovery rates of asset categories, such as transportation assets;
4.marketplace seasonality converging back to prior trends; sellers have historically made lower volumes of assets available for sale in our fiscal Q4 as compared to fiscal Q3;
5.continued mix shift to consignment pricing model which will lower revenue as a percent of GMV but improve gross profit margins;
6.continued variability in project size and timing within our CAG segment, especially as COVID-19 continues to impact the global economy and the ability to conduct cross-border transactions;
7.continued growth and expansion resulting from the continuing acceleration of broader market adoption of the online economy, particularly in our GovDeals and RSCG seller accounts and programs;
8.continued growth in Machinio subscription activity;
9.no change in the nature of the valuation allowance on our deferred tax assets in the United States; and
10.our diluted weighted average number of shares outstanding will be approximately 35.6 million. We have $15 million of available authorization under our share repurchase program.

For Q4-FY21 our guidance is as follows:

GMV - We expect GMV for Q4-FY21 to range from $225 million to $240 million.

GAAP Net Income - We expect GAAP Net Income for Q4-FY21 to range from $5.5 million to $8.5 million.

GAAP Diluted EPS - We expect GAAP Diluted Earnings Per Share for Q4-FY21 to range from $0.15 to $0.24.

Non-GAAP Adjusted EBITDA -We expect Non-GAAP Adjusted EBITDA for Q4-FY21 to range from $10.0 million to $12.0 million.

Non-GAAP Adjusted Diluted EPS - We expect Non-GAAP Adjusted Earnings Per Diluted Share for Q4-FY21 to range from $0.20 to $0.28.

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Liquidity Services
Reconciliation of GAAP to Non-GAAP Measures

Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA. Non-GAAP EBITDA is a supplemental non-GAAP financial measure and is equal to net income (loss) plus interest and other income, net; provision for income taxes; and depreciation and amortization. Our definition of Non-GAAP Adjusted EBITDA differs from Non-GAAP EBITDA because we further adjust Non-GAAP EBITDA for stock compensation expense, acquisition costs such as transaction expenses and changes in earn-out estimates, business realignment expenses, deferred revenue purchase accounting adjustments, and goodwill, long-lived and other asset impairment. A reconciliation of Net Income (Loss) to Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA is as follows:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)
Net income (loss)	$8,419	$213	$18,193	$(9,221)
Interest and other income, net[1]	(157)	(156)	(191)	(489)
Provision for income taxes	429	209	1,133	710
Depreciation and amortization	1,705	1,567	5,246	4,716
Non-GAAP EBITDA	$10,396	$1,833	$24,381	$(4,284)
Stock compensation expense	1,803	1,516	5,793	3,785
Acquisition costs and impairment of long-lived and other assets[2]	1,136	—	1,338	5
Business realignment expenses[2,3]	—	328	5	328
Fair value adjustments to acquisition earn-outs[2]	—	—	—	200
Deferred revenue purchase accounting adjustment	—	—	—	3
Non-GAAP Adjusted EBITDA	$13,335	$3,677	$31,517	$37

1 Interest and other income, net, per the Consolidated Statements of Operations, excluding the non-service components of net periodic pension (benefit).
2 Acquisition costs and impairment of long-lived and other assets, and fair value adjustments to acquisition earn-outs are included in Other operating expenses on the Consolidated Statements of Operations. For the three and nine months ended June 30, 2021, this amount included a $1.1 million impairment expense from the settlement of a note receivable associated with a previous divestiture.
3 Business realignment expense includes the amounts accounted for as exit costs under ASC 420 as described in Note 11 to the Consolidated Financial Statements, and the related impacts of business realignment actions subject to other accounting guidance. There were no related impacts for the three and nine months ended June 30, 2021 and 2020.

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Non-GAAP Adjusted Net Income (Loss) and Non-GAAP Adjusted Basic and Diluted Earnings (Loss) Per Share. Non-GAAP Adjusted Net Income (Loss) is a supplemental non-GAAP financial measure and is equal to Net Income (Loss) plus stock compensation expense, acquisition costs such as transaction expenses and changes in earn-out estimates, business realignment expenses, deferred revenue purchase accounting adjustments, goodwill, long-lived and other asset impairment, and the estimated impact of income taxes on these non-GAAP adjustments as well as non-recurring tax adjustments. Non-GAAP Adjusted Basic and Diluted Income (Loss) Per Share are determined using Adjusted Net Income (Loss). For Q3-FY21 the tax rate used to estimate the impact of income taxes on the non-GAAP adjustments was 14.4% compared to 12.8% used for the Q3-FY20 results. These tax rates exclude the impact of the charge to our U.S. valuation allowance. A reconciliation of Net Income (Loss) to Non-GAAP Adjusted Net Income (Loss) and Non-GAAP Adjusted Basic and Diluted Income (Loss) Per Share is as follows:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
(Dollars in thousands, except per share data)	(Unaudited)
Net income (loss)	$8,419	$213	$18,193	$(9,221)
Stock compensation expense	1,803	1,516	5,793	3,785
Acquisition costs and impairment of long-lived and other assets*	1,136	—	1,338	5
Business realignment expenses*	—	328	5	328
Fair value adjustment to acquisition earn-outs*	—	—	—	200
Deferred revenue purchase accounting adjustment	—	—	—	3
Income tax impact of adjustments	(423)	(236)	(1,028)	(553)
Non-GAAP Adjusted net income (loss)	$10,935	$1,821	$24,301	$(5,453)
Non-GAAP Adjusted basic income (loss) per share	$0.33	$0.05	$0.73	$(0.16)
Non-GAAP Adjusted diluted income (loss) per share	$0.31	$0.05	$0.69	$(0.16)
Basic weighted average shares outstanding	33,371,906	33,695,936	33,345,580	33,621,740
Diluted weighted average shares outstanding	35,437,761	33,815,332	35,006,898	33,621,740

*Acquisition costs and impairment of long-lived and other assets, business realignment expenses, and fair value adjustments to acquisition earn-outs, which are excluded from Non-GAAP Adjusted Net Income (Loss), are included in Other operating expenses on the Statements of Operations.

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Q3-FY21 Conference Call
The Company will host a conference call to discuss this quarter's results at 10:30 a.m. Eastern Time today. Investors and other interested parties may access the teleconference by dialing (888) 771-4371 or (847) 585-4405 and providing conference ID 50184238. A live web cast of the conference call will be provided on the Company's investor relations website at http://investors.liquidityservices.com. An archive of the web cast will be available on the Company's website until August 5, 2022 at 11:59 p.m. Eastern Time. The replay will be available starting at 1:30 p.m. ET on the day of the call.

Non-GAAP Measures
To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP measures of certain components of financial performance. These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Earnings (Loss) per Share. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future. We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business. Adjusted Earnings (Loss) per Share is the result of our Adjusted Net Income (Loss) and diluted shares outstanding.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures. In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

Supplemental Operating Data
To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of seller and buyer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors. In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting. This data should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

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Forward-Looking Statements
This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook; expected future results; expected future effective tax rates; and trends and assumptions about future periods. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Our business is subject to a number of risks and uncertainties, and our past performance is no guarantee of our performance in future periods. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are several risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements in this document. Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, potential changes in political, business and economic conditions; the duration of the COVID-19 pandemic and the effects of COVID-19 on our business and operations and on the general economy, including effects on our sellers and customers, any regional or general economic downturn or crisis and any conditions that affect e-commerce growth or cross-border trade; the Company’s ability to realize expected growth opportunities in heavy equipment and real estate asset categories; increases in the supply of new vehicles and silicon chips that might disrupt favorable recovery trends; the Company’s need to manage attracting buyers to a broad range of asset categories with varying degrees of maturity and in many different geographies; the ability to successfully intermediate payments on our marketplace platform; the Company’s need to successfully react to the increasing importance of mobile commerce and the increasing environmental and social impact aspects of e-commerce in an increasingly competitive environment for our business, including not only risks of disintermediation of our e-commerce services by our competitors but also by our buyers and sellers; the impact of the COVID-19 pandemic on our Company, our employees, our sellers and buyers, and global supply chains; disruptions of cross-border transactions due to COVID-19 pandemic restrictions on travel and shipping, including the impact of such disruptions on the Company’s ability to generate profits, grow GMV or accurately forecast transactions; the Company’s ability to timely upgrade and develop our technology systems, infrastructure and marketing and customer service capabilities at reasonable cost while maintaining site stability and performance and adding new products and features; the Company’s ability to attract, retain and develop the skilled employees that we need to support our business; the Company’s ability to integrate, manage and grow businesses that have been acquired or may be acquired in the future; and the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended September 30, 2020, which is available on the SEC and Company websites. There may be other factors of which we are currently unaware or which we deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

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About Liquidity Services
Liquidity Services (NASDAQ:LQDT) operates the world’s largest B2B e-commerce marketplace platform for surplus assets with over $8.5 billion of completed transactions, more than 3.8 million registered buyers and 15,000 corporate and government sellers. Our e-commerce marketplace solutions continue to power the circular economy which benefits businesses, society, and the environment through the safe and effective resale and redeployment of surplus assets; reducing waste, carbon emissions and transportation costs; and by creating markets for items that would otherwise be landfilled. Through our vital mission of Building a Better Future For Surplus we’ve played an integral role in many of our clients’ zero-waste initiatives and worked with corporations, federal and municipal government agencies to pioneer some of the largest green initiatives to date, deferring billions of pounds of surplus assets from landfills.

Contact:
Investor Relations
800-310-4604
investorrelations@liquidityservicesinc.com

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Liquidity Services and Subsidiaries
Unaudited Consolidated Balance Sheets
(Dollars in Thousands, Except Par Value)

	June 30, 2021	September 30, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$112,666	$76,036
Accounts receivable, net of allowance for doubtful accounts of $634 and $389	5,470	5,322
Inventory, net	13,799	5,607
Prepaid taxes and tax refund receivable	1,600	1,652
Prepaid expenses and other current assets	5,970	5,962
Total current assets	139,505	94,579
Property and equipment, net of accumulated depreciation of $17,834 and $14,555	17,003	17,843
Operating lease assets	12,008	10,561
Intangible assets, net	3,777	4,758
Goodwill	60,023	59,839
Deferred tax assets	762	806
Other assets	5,325	8,248
Total assets	$238,403	$196,634
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$39,748	$21,957
Accrued expenses and other current liabilities	22,226	19,124
Current portion of operating lease liabilities	4,081	3,818
Deferred revenue	4,517	3,255
Payables to sellers	39,426	26,170
Total current liabilities	109,998	74,324
Operating lease liabilities	8,872	7,499
Other long-term liabilities	2,972	2,996
Total liabilities	121,842	84,819
Commitments and contingencies (Note 12)	0	0
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 35,417,715 shares issued and outstanding at June 30, 2021; 34,082,406 shares issued and outstanding at September 30, 2020	35	34
Additional paid-in capital	251,048	247,892
Treasury stock, at cost; 1,587,199 shares at June 30, 2021 and 547,508 shares at September 30, 2020	(21,628)	(3,983)
Accumulated other comprehensive loss	(8,740)	(9,782)
Accumulated deficit	(104,154)	(122,346)
Total stockholders’ equity	$116,561	$111,815
Total liabilities and stockholders’ equity	$238,403	$196,634

Liquidity Services and Subsidiaries
Unaudited Consolidated Statements of Operations
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)
Revenue	$37,862	$30,442	$104,902	$95,994
Fee revenue	31,804	17,280	82,302	54,056
Total revenue	69,666	47,722	187,204	150,050
Costs and expenses from operations:
Cost of goods sold (excludes depreciation and amortization)	28,543	22,494	77,501	73,289
Technology and operations	12,307	9,515	34,952	32,342
Sales and marketing	9,661	7,412	27,679	27,126
General and administrative	7,676	6,217	21,578	21,321
Depreciation and amortization	1,705	1,567	5,246	4,716
Other operating expenses	1,180	319	1,390	500
Total costs and expenses	61,072	47,524	168,346	159,294
Income (loss) from operations	8,594	198	18,858	(9,244)
Interest and other income, net	(254)	(224)	(468)	(733)
Income (loss) before provision for income taxes	8,848	422	19,326	(8,511)
Provision for income taxes	429	209	1,133	710
Net income (loss)	$8,419	$213	$18,193	$(9,221)
Basic income (loss) per common share	$0.25	$0.01	$0.55	$(0.27)
Diluted income (loss) per common share	$0.24	$0.01	$0.52	$(0.27)
Basic weighted average shares outstanding	33,371,906	33,695,936	33,345,580	33,621,740
Diluted weighted average shares outstanding	35,437,761	33,815,332	35,006,898	33,621,740

Liquidity Services and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(Dollars in Thousands)

	Nine Months Ended June 30,
	2021	2020
	(Unaudited)
Operating activities
Net income (loss)	$18,193	$(9,221)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,246	4,716
Stock compensation expense	5,793	3,785
Provision for doubtful accounts	269	131
Deferred tax provision	96	228
Loss (gain) on disposal of property and equipment	87	(29)
Change in fair value of earnout liability	—	200
Impairment of long-lived and other assets	1,338	—
Changes in operating assets and liabilities:
Accounts receivable	(420)	1,415
Inventory	(8,192)	(1,572)
Prepaid and deferred taxes	57	(551)
Prepaid expenses and other assets	(2,477)	942
Operating lease assets and liabilities	5	(165)
Accounts payable	17,791	13,951
Accrued expenses and other current liabilities	2,242	(9,525)
Distributions payable	—	(1,675)
Deferred revenue	1,262	(23)
Payables to sellers	13,256	6,072
Other liabilities	(275)	522
Net cash provided by operating activities	54,271	9,201
Investing activities
Increase in intangibles	(23)	(53)
Purchases of property and equipment, including capitalized software	(3,488)	(3,608)
Proceeds from sales of property and equipment	68	47
Proceeds from promissory note	4,343	2,553
Purchases of short-term investments	—	(25,000)
Maturities of short-term investments	—	55,000
Net cash provided by investing activities	900	28,939
Financing activities
Payments of the principal portion of finance lease liabilities	(35)	(26)
Taxes paid associated with net settlement of stock compensation awards	(3,545)	(564)
Proceeds from exercise of stock options	353	36
Payment of earnout liability related to business acquisition	—	(1,200)
Common stock repurchased	(16,143)	—
Net cash (used in) financing activities	(19,370)	(1,754)
Effect of exchange rate differences on cash and cash equivalents	829	(154)
Net increase in cash and cash equivalents	36,630	36,232
Cash and cash equivalents at beginning of period	76,036	36,497
Cash and cash equivalents at end of period	$112,666	$72,729
Supplemental disclosure of cash flow information
Cash paid for income taxes, net	$907	$203
Non-cash: Common stock surrendered in the exercise of stock options	$1,502	$—